                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                     CONTACTS:    BARRY VON LANKEN
                                                  COOPER-STANDARD AUTOMOTIVE
                                                  (260) 927-3314
                                                  bgvonlanken@cooperstandard.com

                                                  CINDY CAREY
                                                  THE MILLERSCHIN GROUP
                                                  (248) 276-1970
                                                  ccarey@millerschingroup.com

    COOPER-STANDARD AUTOMOTIVE SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE
  CERTAIN OPERATIONS OF METZELER AUTOMOTIVE PROFILE SYSTEMS IN EUROPE AND ASIA

NOVI, MICH. - JUNE 14, 2007 - Cooper-Standard Automotive Inc. today announced it has signed a definitive sale and purchase agreement with Automotive Sealing
Systems S.A. providing for the acquisition by Cooper-Standard of Metzeler
Automotive Profile Systems (MAPS) sealing systems operations in Germany, Italy,
Poland and Belgium, including joint venture interests in India and China, in accordance with the previously announced Memorandum of Understanding between the parties. The transaction, which is valued at approximately 100 million euros, is subject to certain conditions including regulatory approvals, and is expected to close in the third quarter of 2007. Cooper-Standard's principal shareholders,
Goldman Sachs Capital Partners and The Cypress Group will invest a total of 20 million euros of new equity in Cooper-Standard as part of the financing of the acquisition.

The MAPS operations to be acquired include eight manufacturing facilities in
Europe and participations in joint ventures in India and China. The consolidated annual sales of these businesses were approximately US $400 million in 2006.
Fiat, BMW, Daimler and Volkswagen Group are among the largest customers of the businesses being acquired.

Cooper-Standard Automotive is a global leader in each of its product lines, which include body & chassis systems and fluid handling systems. The addition of the MAPS businesses will strongly complement Cooper-Standard's current business in terms of customer base and geographic footprint, with limited overlap. MAPS is a leader in Europe in the development and manufacture of complete automotive weathersealing systems, and the MAPS businesses to be acquired also produce rubber compounds and sheeting products for various industries.

ABOUT COOPER-STANDARD AUTOMOTIVE

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., specializes in the manufacture

and marketing of systems and components for the global automotive industry. Its primary businesses include Body and Chassis Systems, consisting of sealing, noise, vibration, and harshness control parts, and Fluid Handling Systems, consisting of subsystems and components that direct, control, measure, and transport fluids and vapors throughout a vehicle. Cooper-Standard Automotive
Inc. employs more than 16,000 across 62 facilities in 15 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Since 1986, Goldman Sachs has raised thirteen private equity and mezzanine investment funds aggregating $56 billion of capital commitments. GS Capital
Partners is the private equity vehicle through which The Goldman Sachs Group,
Inc., conducts its privately negotiated corporate equity investment activities.
GS Capital Partners is currently investing its GS Capital Partners VI fund. GS
Capital Partners is a global private equity group with a focus on large, sophisticated business opportunities in which value can be created through leveraging the resources of Goldman Sachs.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

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